Exhibit 99.1

FOR IMMEDIATE RELEASE

American Apparel Names Paula Schneider as CEO, Terminates Dov Charney

LOS ANGELES, December 16, 2014 – The Board of Directors of American Apparel, Inc. (NYSE MKT: APP) today announced that that it has appointed veteran fashion executive Paula Schneider as Chief Executive Officer, effective January 5, 2015. This appointment follows the termination of Dov Charney, former President and Chief Executive Officer, for cause in accordance with the terms of his employment agreement. Scott Brubaker, who has been serving as Interim CEO, will continue in the post until Ms. Schneider joins the company, after which he will remain as a consultant to ensure an orderly transition.

An experienced executive with an extensive track record in design, merchandising, sales, manufacturing, finance, licensing and human resources, Ms. Schneider has a well-earned reputation for improving the financial performance and operational efficiencies of numerous global fashion brands. She has served as president or senior officer of a number of retail and apparel companies, including Warnaco, Gores Group, BCBG Max Azria, and Laundry by Shelli Segal.

“American Apparel has a unique and incredible story, and it’s exciting to become part of such an iconic brand,” said Ms. Schneider. “My goal is to make American Apparel a better company, while staying true to its core values of quality and creativity and preserving its sweatshop-free, Made in USA manufacturing philosophy.”

“This company needs a permanent CEO who can bring stability and strong leadership in this time of transition, and we believe Ms. Schneider fits the bill perfectly,” said David Danziger, Co-Chairman of the Board. “We remain grateful to Scott Brubaker for his hard work and invaluable insights towards improving our operations.”

Mr. Charney was suspended as president and CEO by the Board on June 18 for alleged misconduct and violations of company policy. Under terms of an agreement signed by Mr. Charney on July 9, a special committee of the Board oversaw an internal investigation conducted by FTI Consulting into the allegations against Mr. Charney. Based on this investigation, the special committee determined that it would not be appropriate for Mr. Charney to be reinstated as CEO or an officer or employee of the Company. While under suspension as CEO, Mr. Charney had been serving as a consultant to the Company. This relationship has now been terminated.

“We're pleased that what we set out to do last spring – namely, to ensure that American Apparel had the right leadership – has been accomplished,” said Allan Mayer, Co-Chairman of the Board. “We are confident that Paula Schneider has the skills and background to lead the company to long-term success.”

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of September 30, 2014, American Apparel had approximately 10,000 employees and operated 245 retail stores in 20 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Ireland, Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Sweden, Switzerland, Australia, Japan, South Korea, and China. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.com. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

Media Contact:

Mike Sitrick or Terry Fahn
Sitrick And Company
(310) 788-2850

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